Arthur Andersen LLP
                                                   2100 One PPG Place
                                                   Pittsburgh, PA  15222-5498
                                                   Tel 412 232-0600
Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C.  20549

June 30, 2000

Dear Sir/Madam,

We have read the six paragraphs of Item 4 included in the Form 8-K dated June 30, 2000 of NOXSO Corporation to be filed with the Securities and Exchange Commission. We are in agreement with the statements contained in the first, fifth and sixth paragraphs therein.

The timing of the above Form 8-K filing and our related letter were delayed due to the various considerations related to the Company's bankruptcy proceedings.

Very truly yours,

/s/ Arthur Andersen LLP



Copy to:  Mr. Robert Long, NOXSO Corporation

plm/00/nox/ltr/sec8-k



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